Pricing Supplement dated February 5, 1999                  Rule 424(b)(3)
(To Prospectus dated August 19, 1997 and               File No. 333-32135
Prospectus Supplement dated August 19, 1997)

                   NATIONWIDE HEALTH PROPERTIES, INC.

                 Medium-Term Note, Series C - Fixed Rate
________________________________________________________________________
Face Amount: $20,000,000
Trade Date: February 4, 1999
Issue Price: 100%
Original Issue Date: February 9, 1999
Interest Rate: 7.81%
Net Proceeds to Issuer: $19,875,000
Interest Payment Dates:  April 1, October 1
Agent's Commission: 0.625%
Regular Record Dates: March 17, September 16
Name of Agent: Merrill Lynch & Co.
Stated Maturity Date: February 9, 2009
Agent acting in the capacity indicated below:
 [X] As Agent
 [ ] As Principal
Denominations (if other than $1000 and integral multiples
thereof):_______________
_________________________________________________________________________

Day Count Convention:
 [X] 30/360 for the period from February 9, 1999  to February 9, 2009
 [ ] Actual/360 for the period from                    to
 [ ] Actual/Actual for the period from                 to
 [ ] Other (see attached)                              to

Redemption:
 [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
 [ ] The Notes may be redeemed prior to Stated Maturity Date.
      Initial Redemption Date:
      Initial Redemption Percentage:     %
      Annual Redemption Percentage Reduction:      % until Redemption
       Percentage is 100% of the Principal Amount.

Repayment:
 [X] The Notes cannot be repaid prior to the Stated Maturity Date.
 [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
      Optional Repayment Date(s):
      Repayment Price:     %

Original Issue Discount: [ ]  Yes   [X]  No
 Total Amount of OID:
 Yield to Maturity:
 Initial Accrual Period:

Form: [X] Book-entry   [ ] Certificated
                 _______________________________________
          Goldman, Sachs & Co.                    Merrill Lynch & Co.
                     CERTAIN U.S. TAX CONSIDERATIONS


     This summary replaces the discussion under the caption "Backup Withholding" in the Prospectus Supplement dated August 19, 1997.

Backup Withholding

     Under current U.S. federal income tax law, a 31% "backup" withholding tax is applied to certain interest and principal payments made to, and to the proceeds of sales before maturity by, certain U.S. persons if such persons fail to supply taxpayer identification numbers and other information. Interest paid with respect to a Note and received by a non-U.S. holder will not be subject to backup withholding if the person required to withhold has received appropriate certification statements. The applicable certification procedures require that the holder certify as to its non-U.S. status and provide its name and address.

     The Treasury Department has promulgated final regulations (the "Final Regulations"), which are generally effective for payments made after December 31, 1999, subject to certain transition rules, regarding the backup withholding rules discussed above. In general, the Final Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. Under the Final Regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners.